UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2014

NaturalNano, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

832 Emerson St.
Rochester, New York 14613
(Address of principal executive offices) (Zip Code)

(585) 267-4848
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On January 30, 2014, NaturalNano, Inc. (“NNAN”) entered into a Purchase Agreement (the “Purchase Agreement”) pursuant to which it agreed to purchase all of the issued and outstanding membership units of MJ Enterprises, LLC (the “Company”). from Jackson August Holdings, LLC, JFisch, LLC and Adventure CNY LLC (collectively, the “Sellers”). The Company is in the business of developing, manufacturing, marketing, distributing and selling plating products.

In connection with the execution and delivery of the Purchase Agreement, NNAN lend the Company $150,000 for working capital purposes. The loan, along with 8% annual interest, is due and payable on June 30, 2014.

The purchase price for the Company  consists of 60,000,000 shares of NNAN’s common stock (“Purchase Price”). If the Company achieves gross sales of $20,000,000 or more during the period from closing of the acquistion  through September 30, 2015, the Purchase Price shall be increased by the issuance of an additional 20,000,000 shares of NNAN’s common stock to the Sellers.

Pursuant to the Purchase Agreement, following the closing NNAN shall use its best efforts to ensure that John Jacus is elected to serve on the board of directors of NNAN and remain as such as long as Jacus is employed by the Company.

The Purchase Agreement contains representations, warranties, covenants, indemnification rights and termination provisions customary for transactions of this nature.  The consummation of the transaction is subject to the satisfaction or waiver of customary closing conditions, particularly the completion of the audit of the Company’s financial statements.  The sale is expected to close in the second quarter of 2014.

Pursuant to the terms of the Purchase Agreement, upon consummation of the transaction, the parties will enter into  lockup agreements with the Sellers with respect to the shares of NNAN and Employment Agreements with certain employees of the Company.

The description of the Purchase Agreement contained in this report does not purport to be complete and is qualified in its entirety by reference to the terms, provisions, conditions, and covenants of the Purchase Agreement, which we have filed as Exhibit 10.1 hereto and incorporated herein by reference.  The Purchase Agreement has been filed to provide investors and security holders with information regarding its terms, provisions, conditions and covenants and is not intended to provide any other factual information respecting NNAN, the Company or the Sellers. In particular the Purchase Agreement contains representations and warranties NNAN and the Sellers made to and solely for the benefit of each other, allocating among themselves various risks of the transaction.  The assertions embodied in those representations and warranties may be qualified or modified by information not contained in the Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures. Accordingly, investors and security holders should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of any fact or facts.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the execution and delivery of the Purchase Agreement, Alpha Capital Anstalt ("Alpha") lend NNAN $200,000. The loan, along with 8% annual interest, is due and payable on February 7, 2014. The note is secured by the terms of the previous security agreements executed by NNAN in favor of Alpha, and this bridge loan is senior to all the other indebtedness of NNAN. The Company also guaranteed the obligations of NNAN to Alpha.

NNAN agreed to reserve 179,655,506 shares of its common stock to be issued to its three lenders, including Alpha.

The description of the note to Alpha contained in this report does not purport to be complete and is qualified in its entirety by reference to the terms, provisions, conditions, and covenants of the note, which we have filed as Exhibit 4.25 hereto and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
4.25	$200,000 Note dated with an original issuance date of January 24, 2014 by NaturalNano, Inc. in favor of Alpha Capital Anstalt

10.1	Purchase Agreement, dated as of January 30, 2014, by and among NaturalNano, Inc., Jackson August Holdings, LLC, JFisch, LLC and Adventure CNY LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO, INC.

Dated: February 6, 2014		/s/ James Wemett
	Name:	James Wemett
	Title:	President
(Principal Executive, Financial and Accounting Officer)